ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated January 4, 2012

UBS AG $100,000,000 ETRACS Fisher-Gartman Risk Off ETN due November 27, 2041

UBS AG is offering and selling the ETRACS Fisher-Gartman Risk Off ETN due November 27, 2041 (the “Securities”). The Securities are senior unsecured debt securities issued by UBS AG (“UBS”). The Securities provide short (inverse) exposure to the daily performance of The Fisher-Gartman Risk Index (the “Index”), reduced by the Tracking Fee (as described below) based on a rate of 1.15% per annum. The Index consists of a mix of long and short positions in various asset classes whose overall value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, upon acceleration, upon early redemption or upon exercise by UBS of its call right if the level of the Index increases or does not decline by an amount sufficient to offset the negative effect of the Tracking Fee and the Redemption Fee, if applicable. You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its call right, based on the inverse daily performance of the Index less the Tracking Fee as described herein. You will receive a cash payment upon early redemption based on the inverse daily performance less the Tracking Fee and the Redemption Fee. Payment at maturity or call, upon acceleration or upon early redemption is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. The Securities are designed as AN INVESTMENT VEHICLE FOR SOPHISTICATED INVESTORS who understand the risks of investing in the inverse daily performance of an index comprised of a mix of long positions in futures-based commodity indices and an index of exchange-traded products, long and short positions in currency futures contracts and short positions in domestic and foreign government bond futures contracts (through a short position in an index of sovereign bond futures contracts). The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	November 29, 2011

Initial Settlement Date:	December 2, 2011

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described below.

Maturity Date:	November 27, 2041, subject to adjustment

Principal Amount:	$25.00 per Security.

Underlying Index:	The return on the Securities is linked to the inverse daily performance of the Index. The Index consists of a mix of long and short positions in various asset classes whose overall value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative. As such, the Index is comprised of long positions in risk asset classes, such as commodities, equities and certain currencies, and short positions in non-risk asset classes, such as government bonds and certain “safe haven” currencies. The value-based target weightings for the long and short positions are 150% and 50%, respectively, and the Index is rebalanced quarterly to return the weightings to these target levels. The value of the Index will track the performance of the underlying components based on the reference price and weighting of each underlying component. For a detailed description of the Index, see “The Fisher-Gartman Risk Index” beginning on page S-44 of the accompanying prospectus supplement.

Payment at Maturity:	For each Security, unless earlier redeemed, called or accelerated, you will receive at maturity a cash payment equal to the Current Principal Amount of your Security on the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

See “Selected Risk Considerations” beginning on page 6 and “Risk Factors” beginning on page S-22 of the accompanying prospectus supplement for additional risks related to an investment in the Securities.

UBS Investment Bank	(cover continued on next page)

Current Principal Amount:	The Current Principal Amount for the Securities on the Initial Trade Date will equal $25. On each subsequent calendar day until maturity, upon early redemption, acceleration or call, the Current Principal Amount will equal (1) the Current Principal Amount for the Securities on the immediately preceding calendar day times (2) the Daily Index Factor for the Securities such calendar day (or, if such day is not an Index Business Day, one) minus (3) the Tracking Fee for the Securities on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

Daily Index Factor:	On any Index Business Day, 1 + (1 - ((a) the Index Closing Level on such Index Business Day divided by (b) the Index Closing Level on the immediately preceding Index Business Day).

Index Closing Level:	The closing level of the Index on any Index Business Day as reported on Bloomberg L.P. (“Bloomberg”).

Tracking Fee:

The Tracking Fee on the Initial Trade Date will equal zero.

On each subsequent calendar day until maturity, acceleration, early redemption or call, the Tracking Fee will be equal to the product of (i) 1.15% divided by 365 times (ii) the Current Principal Amount for the Securities on the immediately preceding calendar day.

Because the Tracking Fee is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time and will have a greater effect if the Current Principal Amount increases over time and a lesser effect if the Current Principal Amount decreases over time.

Redemption Amount:	Subject to the minimum redemption amount of 50,000 Securities and to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders” in the accompanying prospectus supplement upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the sum of (1) the Current Principal Amount on the applicable Valuation Date minus (2) the Redemption Fee. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee:	As of any Valuation Date, an amount per Security equal to the product of (i) 0.125% times (ii) the Current Principal Amount on the applicable Valuation Date.

UBS Call Right:	On any Trading Day on or after December 3, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities of any series. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive per Security a cash payment (the “Call Settlement Amount,” on a date which will be known as the “Call Settlement Date”) equal to the Current Principal Amount on the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero.

Acceleration Upon Minimum Indicative Value:	If, at any time, the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day (each such date, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of any Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for a cash payment equal to the Current Principal Amount calculated on and as of the Acceleration Date. We refer to this cash payment as the “Acceleration Amount.” The Acceleration Amount will be paid to the Securities holders of the accelerated Securities on the third Index Business Day after the Acceleration Date (the “Acceleration Settlement Date”).

Trading Day:	A Trading Day with respect to the Securities is a day on which (1) it is a Business Day and (2) trading is generally conducted on NYSE Arca, NASDAQ, CBOT, CME, Eurex, LIFFE, NYMEX, ICE and COMEX (as defined in the accompanying prospectus supplement), in each case as determined by the Calculation Agent in its sole discretion.

Index Business Day:	An Index Business Day with respect to any Securities is a day on which (1) the Index Calculation Agent or Bloomberg publishes the level of the Index and (2) trading is generally conducted on NYSE Arca, in each case as determined by the Calculation Agent in its sole discretion.

Calculation Agent:	UBS Securities LLC

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Trading Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the Trading Day that is the third Index Business Day prior to the Call Settlement Date, (iii) with respect to an acceleration upon minimum indicative value, the Acceleration Date, and (iv) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on November 22, 2041. If any of the applicable Valuation Dates, including the Final Valuation Date, is not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, but such delay will not exceed three Trading Days. See “Specific Terms of the Securities — Market Disruption Event” on page S-70 of the accompanying prospectus supplement.

Listing:	The Securities are listed on the New York Stock Exchange (“NYSE”) Arca under the symbol “OFF”. There can be no assurance that an active secondary market will develop for any Securities; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP:	90268A691

ISIN:	US90268A6910

On the Initial Trade Date, we sold $10,000,000 aggregate Principal Amount of the Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Tracking Fee. See “Supplemental Plan of Distribution” on page S-86 of the accompanying prospectus supplement for more information.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS has filed a registration statement (including a prospectus dated January 13, 2009 (the “prospectus”), as supplemented by a prospectus supplement dated November 29, 2011, as amended on January 4, 2012 (the “prospectus supplement”) for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. The description of the Securities in this free writing prospectus is qualified in its entirety by the description of the Securities in the accompanying prospectus supplement and the accompanying prospectus. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

The contents of any website referred to in this free writing prospectus are not incorporated by reference in this free writing prospectus or the accompanying prospectus.

You may access the accompanying prospectus dated January  13, 2009 at: http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

You may access the accompanying prospectus supplement dated January 4, 2012 at: http://www.sec.gov/Archives/edgar/data/1114446/000119312512001737/d272494d424b3.htm

You should rely only on the information incorporated by reference or provided in this free writing prospectus, the accompanying prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus is accurate as of any date other than the date on the front of the document.

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The information in this free writing prospectus is qualified in its entirety by the more detailed explanations set forth elsewhere in the accompanying prospectus supplement and in the accompanying prospectus. Please note that the references to “UBS,” “we,” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS and have a return linked to the inverse daily performance of the Index.

The Index consists of both long and short positions in the following sectors: energy, agriculture and metals (through long positions in certain Dow-Jones-UBS Commodities Subindices, all of which are futures-based commodity indices (each a “Commodity Index” and together the “Commodity Indices”)); equities (through a long position in The Fisher-Gartman Equity Subindex, an index of exchange-traded products (the “Equity Index”)); currencies (through long and short positions in currency futures contracts); and domestic and foreign government bonds (“Sovereign Bonds”) (through a short position in The Fisher-Gartman Sovereign Bond Subindex, an index of Sovereign Bond futures contracts (the “Bond Index”)). We refer to the sectors that the Index represents (energy, agriculture and metals, equities, currencies and Sovereign Bonds) as the “Index Sectors”; we refer to the instruments that the Index tracks (Commodity Indices, the Equity Index, currency futures contracts and the Bond Index) in order to achieve its investment objective as the “Index Components.” The Index was created by, and is sponsored by, MBF Index Holdings, LLC (the “Index Sponsor”). Dow Jones Indexes (the “Index Calculation Agent”) calculates the levels of the Index. The Index Calculation Agent calculates the level of the Index when the NYSE Arca is open and publishes the Index levels over the Dow Jones ITC 1.2 data feed of the CME Market Data Platform (MDP) between the hours of approximately 8:00 a.m. and 5:59 p.m. EST/EDT under the ticker symbol “FGRISK” on Bloomberg L.P. (“Bloomberg”) as soon as practicable thereafter. The Index is a proprietary index. The Index is a registered trademark of the Index Sponsor and is used under a license with UBS. For a detailed description of the Index, see “The Fisher-Gartman Risk Index” beginning on page S-44 of the prospectus supplement.

The Securities do not guarantee any return of principal at, or prior to, maturity or call, upon acceleration or upon early redemption. Instead, at maturity of the Securities, you will receive a cash payment per Security based on the inverse daily performance of the Index equal to the Current Principal Amount of your Security on the Final Valuation Date. If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity or call, upon acceleration or upon early redemption, if the level of the Index increases or does not decline by an amount sufficient to offset the negative effect of the Tracking Fee and any Redemption Fee. See “Specific Terms of the Securities — Cash Payment at Maturity” beginning on page S-66 of the prospectus supplement.

At maturity or call, upon acceleration or upon early redemption of the Securities, you will receive a cash payment per $25.00 Principal Amount of your Securities equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Closing Level. If redeemed, on the relevant Redemption Date for your Securities, you will receive the sum of (1) the Current Principal Amount minus (2) the Redemption Fee.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount for the Securities is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal (1) the Current Principal Amount on the immediately preceding calendar day times (2) the Daily Index Factor on such calendar day (or, if such day is not an Index Business Day, one) minus (3) the Tracking Fee for on such calendar day. If the Securities undergo a split or reverse split, the Current Principal Amount will be adjusted accordingly.

About the Index: The Index consists of a mix of long and short positions in various asset classes whose overall value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative. As such, the Index is comprised of long positions in risk asset classes, such as commodities, equities and certain currencies, and short positions in non-risk asset classes, such as government bonds and certain “safe haven” currencies. The value-based target weightings for the long and short positions are 150% and 50%, respectively, and the Index is rebalanced quarterly to return the weightings to these target levels. The value of the Index will track the performance of the underlying components based on the reference price and weighting of each underlying component.

Given the target weightings, the Index is a “150:50” index, meaning that the Index, at target weightings, has a 150% notional long exposure relative to a 50% notional short exposure. This type of construction results in implicit leverage that can vary due to price fluctuations in the underlying assets. For example, if the value of the long risk assets increases and the value of the short non-risk assets decreases, the implicit leverage of the Index would decrease. Conversely, if the value of the long risk assets decreases and the value of the short non-risk assets increases, the implicit leverage would increase.

Target Component Weightings

Sector	Index Component	Effective Long/Short Exposure	Weighting

Energy	Dow Jones-UBS Crude Oil Subindex (DJ-UBS CICL)	Long	20.00%

Sov’n Bonds*	10yr US T-Note - CBOT Listed Futures (ZN)	Short	-16.00%

Energy	Dow Jones-UBS Brent Oil Subindex (DJ-UBS CICO)	Long	14.00%

Currencies	Euro Currency - CME Listed Futures (6E)	Long	14.00%

Currencies	Japanese Yen - CME Listed Futures (6J)	Short	-12.00%

Sov’n Bonds*	German Bund - Eurex Listed Futures (FGBL)	Short	-12.00%

Agriculture	Dow Jones-UBS Corn Subindex (DJ-UBS CIC)	Long	10.00%

Equities**	SPDR S&P 500 ETF Trust (Ticker: SPY)	Long	9.20%

Currencies	Australian Dollar - CME Listed Futures (6A)	Long	8.00%

Sov’n Bonds*	10yr Gilt - LIFFE Listed Futures (R)	Short	-6.00%

Energy	Dow Jones-UBS Heating Oil Subindex (DJ-UBS CIHO)	Long	6.00%

Metals	Dow Jones-UBS Copper Subindex (DJ-UBS CIHG)	Long	6.00%

Currencies	Canadian Dollar - CME Listed Futures (6C)	Long	6.00%

Equities**	iShares MSCI Hong Kong Index Fund (Ticker: EWH)	Long	5.52%

Equities**	PowerShares QQQ Trust, Series 1 (Ticker: QQQ)	Long	5.52%

Currencies	Swiss Franc - CME Listed Futures (6S)	Short	-4.00%

Energy	Dow Jones-UBS Unleaded Gasoline Subindex (DJ-UBS CIRB)	Long	4.00%

Energy	Dow Jones-UBS Gas Oil Subindex (DJ-UBS CIGO)	Long	4.00%

Agriculture	Dow Jones-UBS Wheat Subindex (DJ-UBS CIW)	Long	4.00%

Agriculture	Dow Jones-UBS Soybeans Subindex (DJ-UBS CIS)	Long	4.00%

Metals	Dow Jones-UBS Silver Subindex (DJ-UBS CISI)	Long	4.00%

Equities**	SPDR Dow Jones Industrial Average ETF Trust (Ticker: DIA)	Long	3.68%

Sector	Index Component	Effective Long/Short Exposure	Weighting

Equities**	iShares S&P 500 Index Fund (Ticker: IVV)	Long	3.68%

Equities**	Rydex S&P Equal Weight ETF (Ticker: RSP)	Long	3.68%

Equities**	iShares MSCI Brazil Index Fund (Ticker: EWZ)	Long	3.22%

Equities**	SPDR EURO STOXX 50 Fund (Ticker: FEZ)	Long	3.22%

Equities**	Technology Select Sector SPDR Fund (Ticker: XLK)	Long	1.84%

Equities**	Vanguard Large-Cap ETF (Ticker: VV)	Long	1.79%

Equities**	iShares MSCI EAFE Index Fund (Ticker: EFA)	Long	1.38%

Equities**	Vanguard MSCI European ETF (Ticker: VGK)	Long	1.38%

Equities**	WisdomTree Dreyfus Brazilian Real Fund (Ticker: BZF)	Long	0.46%

Equities**	Guggenheim BRIC ETF (Ticker: EEB)	Long	0.46%

Equities**	First Trust Dow Jones Internet Index Fund (Ticker: FDN)	Long	0.46%

Equities**	Market Vectors Russia ETF (Ticker: RSX)	Long	0.46%

Equities**	Schwab U.S. Large-Cap ETF (Ticker: SCHX)	Long	0.05%

	TOTAL		100%

*	Exposure to all “Sovereign Bonds” components is accomplished through the Index’s 34% short (inverse) position in The Fisher-Gartman Sovereign Bond Subindex (the “Bond Index”) (Ticker: FGBOND).

**	Exposure to all “Equities” components is accomplished through the Index’s 46% long position in The Fisher-Gartman Equity Subindex (the “Equity Index”) (Ticker: FGEQTY).

Target Sector Weightings

Sector	Long Weighting	Short Weighting
Energy	48%	0%
Equities	46%	0%
Currencies	28%	-16%
Sovereign Bonds	0%	-34%
Agriculture	18%	0%
Metals	10%	0%
TOTALS	150%	-50%

Please see “The Fisher-Gartman Risk Index” beginning on page S-44 of the prospectus supplement for more information about the Index, the Bond Index and the Equity Index.

Daily Index Factor: The Daily Index Factor for the Securities on any Index Business Day will equal 1 + (1- ((a) the Index Closing Level on such Index Business Day divided by (b) the Index Closing Level on the immediately preceding Index Business Day). For purposes of calculating the Current Principal Amount at maturity or call, upon acceleration or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Tracking Fee: The Tracking Fee on the Initial Trade Date will equal zero.

On each subsequent calendar day until maturity, acceleration, early redemption or call, the Tracking Fee will be equal to the product of (i) 1.15% divided by 365 times (ii) the Current Principal Amount on the immediately preceding calendar day.

Because the Tracking Fee is calculated and subtracted from the Current Principal Amount on a daily basis, the net effect of the Tracking Fee accumulates over time.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, upon acceleration or upon early redemption.

The Securities are designed as AN INVESTMENT VEHICLE FOR SOPHISTICATED INVESTORS.

The Securities are not suitable for all investors. The Securities are designed as an investment vehicle for sophisticated investors who understand the risks of investing in the inverse daily performance of an index comprised of a mix of long positions in the Commodity Indices and the Equity Index, long and short positions in currency futures contracts and a short position in the Bond Index. In particular, the Securities should be purchased only by investors who understand the consequences of seeking inverse daily investment results generally. Investing in the Securities is not equivalent to a direct investment in the Index. The Securities are subject to the negative effect of the Tracking Fee and, if applicable, the Redemption Fee, which can negatively affect returns. The amount you receive at maturity or call, upon acceleration or upon early redemption will be contingent upon the level of the Index, which measures the daily compounded return from taking long and short positions in the Index Components during the term of the Securities. In addition, because the Daily Index Factor measures the Index’s inverse daily performance on a daily basis, the change in the Current Principal Amount from the previous Index Business Day on any Valuation Date or the Final Valuation Date will reflect the change in the Index Closing Level only from the previous Index Business Day, after taking into account the Tracking Fee. There is no guarantee that you will receive at maturity or call, upon acceleration or upon early redemption your initial investment back or any return on that investment.

For a further description of how your payment at maturity or call, upon acceleration or upon early redemption, will be calculated, see “Specific Terms of the Securities — Cash Payment at Maturity,” “— UBS Call Right,” “— Acceleration Upon Minimum Indicative Value” and “— Early Redemption at the Option of the holders” beginning on page S-66 of the prospectus supplement.

Early Redemption

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities of the same series) on any Index Business Day commencing on the first Redemption Date (December 9, 2011) and ending on the final Redemption Date (November 20, 2041). If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures” beginning on page S-69 of the prospectus supplement, you will receive payment for your Securities on the Redemption Date (as defined below). If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities of the same series; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the sum of (1) the Current Principal Amount as of the applicable Valuation Date minus (2) the Redemption Fee as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

You may lose some or all of your investment upon early redemption, if the level of the Index increases or does not decline by an amount sufficient to offset the combined negative effect of the Tracking Fee and the Redemption Fee. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-68 and “— Redemption Procedures” beginning on page S-69 of the prospectus supplement.

For any early redemption, the applicable “Valuation Date” means the first Trading Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not an Index Business Day, the next following Index Business Day.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-69 of the prospectus supplement.

UBS Call Right

On any Trading Day on or after December 3, 2012 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive per Security a cash payment on the Call Settlement Date equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the Trading Day that is the third Index Business Day prior to the Call Settlement Date.

You may lose some or all of your investment upon UBS’s exercise of its Call Right, if the level of the Index increases or does not decline by an amount sufficient to offset the negative effect of the Tracking Fee. See “Specific Terms of the Securities — UBS Call Right” beginning on page S-69 of the prospectus supplement.

Acceleration Upon Minimum Indicative Value

If, at any time, the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value of the Securities on the previous Index Business Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS (even if the indicative value of the Securities would later exceed $5.00 or increase from the 60% level on such Acceleration Date) for the Acceleration Amount. The Acceleration Amount will be paid to the Securities holders of the accelerated Securities on the Acceleration Settlement Date.

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-22 of the prospectus supplement.

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You may lose some or all of your investment — The Securities are fully exposed to any increase in the Index Closing Level over the term of the Securities, as measured on the applicable Valuation Date or the Final Valuation Date. You will lose some or all of your principal if the Index Closing Level increases, or does not decline by an amount sufficient over the term of the Securities, as measured on any Valuation Date or the Final Valuation Date, such that the effect of the Tracking Fee and Redemption Fee is not offset. If the decrease in the level of the Index (if any) is not sufficient to offset the negative effect of the Tracking Fee and the Redemption Fee, if applicable, over the relevant period, you will lose some or all of your investment at maturity or call, upon acceleration or upon early redemption.

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The Index may not perform as expected — Although the Index consists of a mix of long and short positions in various asset classes whose overall value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative, the anticipated correlation between any such position and the economy may reverse and, consequently, the Index may not perform as expected. The Index is comprised of long positions in “risk asset classes,” such as commodities, equities and certain currencies, and short positions in “non-risk asset classes,” such as government bonds and certain “safe have” currencies. The Index’s classification of assets as belonging to “risk asset classes” or “non-risk asset classes” is based on a set of assumptions that may prove to be false in the future.

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The correlation assumptions upon which the Index is based might be inaccurate or may change — The performance of the Securities is linked to the level of the Index. We expect the value of the Securities to increase as the level of the Index decreases. The Index is designed to generally rise when the outlook on markets and the broader economy is positive and fall when that outlook is negative. The Index’s performance is based on the inherent leverage at the target weightings of 150:50, with a 150% notional long exposure to the risk asset classes and a 50% short, or inverse, exposure to the non-risk asset classes. See “The Fisher-Gartman Risk Index – Introduction” in the prospectus supplement. There can be no assurance, however, that the long and short positions will always correlate with each other or with economic conditions or prospects in a manner that results in a decrease in the level of the Index when the outlook on markets and the broader economy is negative, causing an increase in the value of the Securities. The long and short positions may correlate in a manner that results in an increase in the level of the Index when the outlook on markets and the broader economy is negative, causing a decrease in the value of the Securities.

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Market risk — The return on the Securities, which may be positive or negative, is linked to the inverse daily return of the Index as measured by the Daily Index Factor, which, in turn, is affected by a variety of market and economic factors, such as interest rates and volatility, and economic, financial, political, regulatory, judicial or other events that affect the Index Components, Index Sectors or the markets generally.

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Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the

Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

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A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

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An investment vehicle designed for sophisticated investors — The Securities are designed as an investment vehicle for sophisticated investors who understand the risks of investing in the inverse daily performance of an index comprised of a mix of long positions in commodity indices and equity indices, long and short positions in currency futures contracts and a short position in the Bond Index.

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The Securities may not provide a hedge against price and/or value decreases (or increases) — The Securities may not provide a hedge against a decrease (or increase) in the price and/or value of any security, asset, sector or index.

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Limited performance history — The return on the Securities is linked to the inverse daily performance of the Index. The Index was created on November 4, 2011. As a result, the Index has a limited performance history and limited historical information will be available for you to consider in making an independent investigation of the Index performance. This may make it more difficult for you to make an informed decision with respect to an investment in the Securities than if the Index had a longer performance history. It is uncertain how the Index will perform in the future. Furthermore, the Index Sponsor’s experience is limited.

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Minimum redemption amount — You must elect to redeem at least 50,000 of your Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

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Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

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Potential automatic acceleration — In the event the indicative value of the Securities on any Trading Day (i) equals $5.00 or less or (ii) decreases in value at least 60% as compared to the closing indicative value on the previous Index Business Day, all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment equal to the Acceleration Amount.

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Owning the Securities is not the same as owning any of the Index Components or instruments comprising any of the Index Components — The return on the Securities may not reflect the return you would realize if you actually owned any of the Index Components or any of the commodity futures contracts, ETPs, currency futures contracts or sovereign bond futures contracts underlying the Index Components.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

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UBS Call Right — UBS may elect to redeem all outstanding Securities at any time on any Trading Day on or after December 3, 2012, as described under “Specific Terms of the Securities — UBS Call Right” in the prospectus supplement. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities.

➢	Index Sector-Specific Risks — The following risks are associated with the Index Sectors listed below:

➢	Energy, Agriculture and Metals

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Potential over-concentration in particular commodity sectors – The commodities underlying the futures contracts included in the Commodity Indices are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the commodity sectors underlying the Index. Price movements of these commodities might not be reflective of the broader commodity markets, or of the economy as a whole.

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Energy Sector Risks – The prices of energy commodities have, in recent years, been at historically high levels. Since that time, prices have fallen significantly and they have experienced unprecedented volatility. There can be no assurance that volatility will subside. In addition, domestic and international fiscal and monetary policy could impact the price of various energy products. Changes in price or increases in volatility will affect the level of the Index and the value of your Securities.

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Agriculture Sector Risks – Technological advances, weather conditions or bumper crop output could lead to changes in worldwide stocks of various agricultural products and corresponding changes in the price of those products. In addition, domestic and international fiscal and monetary policy could impact the price of various agricultural products, affecting the level of the Index and the value of your Securities.

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Metals Sector Risks – Technological advances or discoveries of new deposits could lead to changes in worldwide stocks of metals and corresponding changes in their price. In addition, domestic and international fiscal and monetary policies could impact the price of metals, affecting the level of the Index and the value of your Securities.

➢	Equities

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Fluctuation of NAV – The net asset value (the “NAV”) of the shares of an ETP included in the Equity Index may fluctuate with changes in the market value of the equity securities that the ETP tracks. The market prices of the shares of an ETP may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of an ETP may differ from its NAV per share; shares of an ETP may trade at, above or below their NAV per share.

➢	Currencies

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Potential volatility – Investment in currency-related products through the currency futures contracts included in the Index is subject to many factors which contribute to or increase potential volatility, including, but not limited to national debt levels and trade deficits, inflation rates, interest rates, exchange rates, investment and trading activities of funds, political, economic or financial events, cross-border financial transactions, supply and demand changes that influence foreign exchange rates, central bank monetary policies, government fiscal policies, government intervention in the currency market and expectations among market participants about currency price changes.

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Periods of financial turmoil – The recent global financial crisis may heighten currency exchange risks. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments and central banks around the world have made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and may cause currency exchange rates to fluctuate sharply in the future, which could affect the level of the Index and the value of your Securities.

➢	Sovereign Bonds

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Market Risk – Sovereign Bond futures contracts provide for the delivery upon maturity of one Sovereign Bond among a basket of eligible-to-deliver Sovereign Bonds. The price, yield and modified duration of each eligible-to-deliver Sovereign Bond under the relevant Sovereign Bond futures contract, and which Sovereign Bond is cheapest to deliver, may change unpredictably, affecting the value of the relevant Sovereign Bond futures contract and, consequently, the level of the Bond Index, the Index and the value of your Securities in unforeseeable ways.

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Exchange Rate Risk – If a Sovereign Bond futures contract is denominated in a non-U.S. currency, holders of the Securities will be exposed to exchange rate risk. A security holder’s net exposure will depend on the extent to which the non-U.S. currency in which the Sovereign Bond futures contract is denominated strengthens or weakens against the U.S. dollar and the relative weight of each Sovereign Bond futures contract in the Bond Index.

Who calculates and publishes the Index?

The level of the Index is calculated by the Index Calculation Agent. The level of the Index will be disseminated every 15 seconds over the Dow Jones ITC 1.2 data feed of the CME Market Data Platform (MDP) between the hours of approximately 8:00 a.m. and 5:59 p.m. EST/EDT under the ticker symbol “FGRISK” on Bloomberg. Index information, including the Index level, is available from the Index Calculation Agent and is also on Bloomberg.

The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the applicable Valuation Date or the Final Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” on page S-77 of the prospectus supplement and is subject to the limitations and exceptions set forth therein.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, subject to the discussion of Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”) below, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences” on page S-77 of the prospectus supplement.

It is possible that the Securities will be subject to the special rules under Section 988 of the Code applicable to forward contracts with respect to foreign currencies because the Index Components include foreign currency futures contracts. If the Securities are so treated, all or a portion of the gain or loss that you recognize in respect of the Securities will be ordinary gain or loss unless you make a special capital gain election on the date that you purchase the Securities. You should review the discussion under “Section 988” under “Material U.S. Federal Income Tax Consequences” on page S-78 of the prospectus supplement for a more detailed discussion regarding these rules, and you should consult your own tax advisor regarding whether you should make a capital gain election with respect to the Securities.

The Internal Revenue Service released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-77 of the prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.